Exhibit 99.1

SECURITY FEDERAL CORPORATION
8.0% CONVERTIBLE SENIOR DEBENTURES DUE 2029
ORDER FORM/SUBSCRIPTION AGREEMENT

T TO:	Security Federal Corporation 238 Richland Avenue West Aiken, SC 29801

Ladies and Gentlemen:

You have informed me that Security Federal Corporation, a South Carolina corporation (the “Company”), is offering an aggregate of up to $15.0 million principal amount of its 8.0% convertible senior debentures due December 1, 2029, payable as provided herein and as described in and offered pursuant to the prospectus furnished with this Subscription Agreement to the undersigned. I understand that this is a best efforts offering of an aggregate of up to $15.0 million principal amount of its 8.0% convertible senior debentures due December 1, 2029. I also understand that there is $5.0 million minimum amount of debentures Security Federal must sell in the offering to accept subscriptions and that the debentures will be sold in minimum denominations of $5,000 and increments of $1,000 thereafter, up to a maximum amount of $1.0 million per subscriber.

1. Subscription. Subject to the terms and conditions included, the undersigned tenders this subscription, together with payment in United States currency by check, bank draft, or money order payable to “Security Federal Corporation” representing the payment for the amount of debentures indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed.  Funds relating to this subscription will not be held in escrow.

2. Acceptance of Subscription. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company may reduce the amount of debentures for which the undersigned has subscribed, indicating acceptance of less than all of the debentures subscribed on its written form of acceptance.  If this subscription is canceled by the Company in whole or in part, the corresponding portion of any funds received by the Company relating to this subscription shall be returned to the undersigned subscriber. No interest will be paid on any such returned funds.

3. Acknowledgments. The undersigned acknowledges that he or she has received a copy of the prospectus and represents that this Subscription Agreement is made solely on the basis of the information contained in the prospectus and is not made in reliance on any inducement, representation or statement not contained in the prospectus. No person (including any officer or director of Security Federal Corporation) has given any information or made any representation not contained in the prospectus, or, if given or made, such information or representation has not been relied upon. This Subscription Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Agreement.  This subscription is nonassignable and nontransferable, except with the written consent of the Company.

4. Revocation. The undersigned agrees that once this Subscription Agreement is tendered to the Company, it may not be cancelled, terminated or withdrawn and that this Agreement shall survive the death or disability of the undersigned.

The debentures and the shares of common stock offered here are not savings accounts or savings deposits accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
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Please indicate in the space provided below the exact name or names and address in which the certificate representing debentures subscribed for hereunder should be registered.

$
Principal Amount of Debentures Subscribed for (at least $5,000) (funds must be enclosed)	Please indicate form of ownership desired (individual, joint tenants with right of survivorship, tenants in common, trust corporation, partnership, custodian, etc.)

Name or Names of Subscribers (Please Print)	Name or Names of Subscribers (Please Print)

Signature of Subscriber(s)	Signature of Subscriber(s)

Date	Date

Social Security Number or Federal Taxpayer Identification Number	Social Security Number or Federal Taxpayer Identification Number

Street (Residence) Address:

Home Phone Number

City, State and Zip Code	Business Phone Number

Email Address	Cellular Phone Number

When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.

TO BE COMPLETED BY SECURITY FEDERAL CORPORATION:

Accepted as of                                , 2009, as to $                of debentures.

SECURITY FEDERAL CORPORATION BANCSHARES, INC.

By: Title
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FEDERAL INCOME TAX BACKUP WITHHOLDING

In order to prevent the application of federal income tax backup withholding, each subscriber must provide the escrow agent with a correct Taxpayer Identification Number (“TIN”). An individual’s social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9 below.

Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

If the subscriber has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, “Applied For” should be written in the space provided for the TIN on the Substitute Form W-9.

SUBSTITUTE FORM W-9

Under penalties of perjury, I certify that: (i) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

Each subscriber should complete this section.

Signature of Subscriber	Signature of Subscriber

Printed Name	Printed Name

Social Security or Employer Identification No.	Social Security or Employer Identification No.

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